EXHIBIT 99

FOR IMMEDIATE RELEASE               Contact: Mr. Charles R. Ofner
                                             (281)496-5000


     Falcon Drilling and Reading & Bates Announce that Hart Scott
       Rodino Filing has been accepted by Department of Justice.


September 12, 1997, Houston, Texas. Falcon Drilling Company, Inc. (NYSE: FLC) and Reading & Bates Corporation (NYSE: RB) announced today the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and rules promulgated thereunder has expired, and that the companies anticipate the merger will be completed in the fourth quarter of this year. The companies previously announced that they would merge on July 10, 1997, creating a new company---R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

Paul B. Loyd, Jr., Chairman, Chief Executive Officer and President of Reading & Bates, commented, "In our original announcement of the merger in early July we indicated that we did not expect there to be any antitrust concerns with the merger and we are pleased to see this confirmed. The demand for our drilling services, particularly in the deepwater market, continues to be exceptionally strong and our planned merger is, if anything, even more of an excellent strategic fit now than when it was announced."

Steven A. Webster, Chairman and Chief Executive Officer of Falcon Drilling, said, "Clearing this hurdle keeps us on target for finalization of the merger in November. Our enthusiasm that this transaction will create significant shareholder value for both R&B and Falcon shareholders has only been heightened in the period since the merger was announced."

Falcon Drilling Company is a NYSE listed company, providing offshore drilling services for the international oil and gas industry. Falcon's fleet of 82 drilling units services the international deepwater, the offshore Gulf of Mexico and the worldwide transition zone.

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company-- R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.